Exhibit 99.1
Oasis Petroleum Inc. Announces Financial and Operational Update and 2021 Outlook and Declares First Dividend
Houston, Texas — February 24, 2021 — Oasis Petroleum Inc. (Nasdaq: OAS) (“Oasis” or the “Company”) today announced select financial and operational results for the quarter and year ended December 31, 2020 and provided its 2021 outlook. Due to impacts from the recent winter storms in Texas, Oasis plans to provide an updated investor presentation and file its Form 10-K for the year ended December 31, 2020 on March 8, 2021.
Highlights:
•Best-in-class balance sheet with leverage significantly below target of 1.0x;
•Generated significant free cash flow during 4Q20, and reduced net borrowings by approximately $80MM since November 19, 2020. Revolver borrowings below $200MM as of February 24, 2021;
•Declared a $0.375 per share dividend ($1.50/share annualized) payable on March 22, 2021 to shareholders of record as of March 8, 2021. Amended Oasis Credit Facility to allow for dividends earlier than originally structured;
•Positioned Company for long-term returns-focused success. Announced a peer-leading shareholder-aligned management compensation program, which focuses on fostering long-term value creation through returns-based awards;
•Formed a new Board capital allocation committee that developed a framework focused on systematic evaluation and screening of capital investments to ensure strong returns, which forms the foundation for the Company’s budgeting process;
•Developed a compelling 2021 program with strong returns, attractive reinvestment rates (~60% at $50/bbl WTI), and strong free cash flow ($155-$175MM before dividend at $50/bbl WTI, $2.50/MMBtu NYMEX gas);
•Integrated ESG strategy into expanded Board committee now titled Nominating, Environmental, Social & Governance Committee. Developed framework to ensure that Oasis implements the right measures to respect our environment, our social fabric, and Oasis’s governance;
•Generated a total of $30.5MM in cash flow from midstream ownership ($17.3MM from retained interests and $13.2MM in distributions from Oasis Midstream Partners (OMP)) in 4Q20. Please refer to OMP’s press release for more details(1)
“Led by a newly installed, diverse Board along with our dedicated Oasis team members, we achieved outstanding operational and financial results and installed material new strategic initiatives. These results exemplify the first steps that Oasis is taking to demonstrate to our stakeholders our commitment to our new strategy of strong capital discipline and significant free cash flow generation as well as commitments to our environment, our social responsibilities and the sustainability of our enterprise. Consistent with this strategy and the commitment of the Board of Directors to shareholders, we declared our first fixed dividend,” said Douglas E. Brooks, Oasis’s Board Chair and Chief Executive Officer.
“Oasis generated significant free cash flow during the quarter and significantly reduced its RBL revolver balance and improved liquidity. Separately, the organization has already made tremendous progress on reducing operating, capital and general and administrative costs, and the work it has done with an outside consultant will further enhance our overall cost structure.” With our cash flow profile and peer leading leverage of 0.6x(2) based on YE20 net debt and implied 2021 EBITDA guidance ($50/bbl WTI, $2.50/MMBtu NYMEX gas), Oasis is able to immediately return capital to its shareholders. Along these lines, our 2021 capital program was developed through the rigorous framework of the capital allocation committee and supports a disciplined reinvestment rate, strong returns, and sustainable distributions of capital to shareholders.”
4Q20 and 2020 Highlights
•Produced 59.2 MBoepd in 4Q20, with oil volumes at 38.6 MBopd.
•E&P CapEx(3) was between $12.6MM and $16.6MM for 4Q20, approximately 61-71% below 4Q20 guidance. FY2020 E&P CapEx was between $207MM and $211MM, approximately 64% below the original budget.
(1) Refer to Oasis Midstream Partners press release dated February 24, 2021.
(2) Leverage estimation based on estimated OAS YE20 net debt of $245MM and estimated 2021 OAS EBITDA based on midpoint guidance and $50/bbl WTI and $2.50/mmBtu NYMEX gas. OAS EBITDA defined as E&P EBITDA + retained midstream cash flow + LP/GP distributions to OAS from OMP.

(3) E&P CapEx excludes capitalized interest, midstream CapEx and acquisitions. The preliminary financial data has been prepared by, and is the responsibility of, Oasis's management. The preliminary financial data has not been audited or reviewed by an independent registered public accounting firm.

Mr. Brooks continued, "We entered 2021 with a returns-focused, capital efficient program, which in combination with our high-quality asset base supports significant free cash flow generation. Additionally, we have made important strides in aligning the Board and management with shareholders through our peer-leading returns-focused compensation program. As we look forward, the Oasis team is focused on executing our strategic objectives while maintaining a strong ESG culture to provide value to all stakeholders. Oasis is uniquely positioned with a strong balance sheet, a quality and sustainable long-lived asset base, and a rigorous new capital discipline that should translate into long-term value creation for our shareholders."
Progress on Strategy since Emergence
•Governance: Consistent with dedication to ESG-related opportunities, shareholders have selected a diverse, experienced Board of Directors which is 83% independent. Additionally, Oasis has enacted a peer-leading executive compensation program with 75% of incentive pay tied to returns.
•Best-in-class balance sheet: Oasis is 0.6x levered (see note 2 above) on 2021 estimates (based on $50/bbl WTI and $2.50/mmBtu NYMEX gas). The Company is targeting leverage below 1.0x to ensure financial strength, sustainability of operations, and return of capital to shareholders.
•Capital allocation committee: The Board of Directors implemented a capital allocation committee, which serves as a rigorous, systematic framework for evaluating and approving projects to enhance returns. Efficiently developing Oasis’s high-quality asset base is paramount to delivering sustainable returns of cash to shareholders.
•Cost reductions: Oasis has dramatically reduced its capital, operating, and overhead cost structure over the past two years. Additionally, the Company has identified significant further cost reductions and operating efficiencies through its work with a third party. These savings are incorporated into the Company’s 2021 guidance and are expected to be outlined in more detail in the near-term.
•Commitment to sustainability: Oasis is dedicated to producing a cleaner, low-cost barrel, while being engaged with local communities and conscious of stakeholder interests. The Company’s peer-leading gas capture through 2020 in the Williston Basin exemplifies Oasis’s commitment on this front.
•Enterprise risk management: Oasis has codified an enterprise risk management system to ensure organizational reliability and to protect against possible disruptions. Oasis has implemented new systems to effectively manage processes and mitigate risk.
•Midstream optionality: Oasis is differentiated by significant ownership in OMP, a premier gathering and processing midstream company. Management believes its ownership in OMP is a source of unrecognized value and has prioritized assessing optimal structure and value creation options in the near-term.
2021 Plan
Oasis constructed its 2021 plan to maximize capital returns, productivity and efficiency while generating significant free cash flow at $40/bbl NYMEX WTI. At current strip pricing, the Company intends to maintain a similar program and generate even higher amounts of free cash flow. Oasis expects to generate approximately $155MM to $175MM of free cash flow in 2021 at $50/bbl WTI and $2.50/MMBtu NYMEX gas, including the impact of derivatives but excluding dividends. The 2021 reinvestment rate is expected to be at or below 60% using the same pricing. Oasis is directing approximately 65-70% of its capital to the Williston Basin and approximately 30-35% of its capital to the Permian Basin. The Company expects approximately 80-85% of its E&P and Other CapEx to be invested in drilling and completions activities, including:
•Completing 23 to 25 gross operated wells with a working interest of approximately 86% in the Williston Basin.
•Completing 6 to 8 gross operated wells with a working interest of approximately 100% in the Permian Basin.
Other highlights of the 2021 plan include:
•4Q20 CapEx is expected to be approximately 66% below original expectations as Oasis deferred activity to evaluate capital allocation options and maximize returns. These actions are expected to improve project returns, but modestly defer the 2021 volume trajectory.
•1Q21 CapEx is expected to approximate 20% of full-year guidance.
•2021 E&P CapEx is expected to range between $225MM and $235MM. In addition, Oasis’s portion of midstream is expected to range between $6MM and $8MM.

•1Q21 total volumes are expected to approximate 54 to 57 MBoepd (~65% oil cut), impacted by deferred activity and weather impacts. Full year volumes are expected to approximate 57 to 60 MBoepd (~66% oil cut). 4Q21 volumes are expect to range between 62 to 65 MBoepd (~67% oil cut), as normalized capital activity supports production volumes.
•Full-year 2022 volumes are expected to be flat to slightly higher with similar E&P CapEx levels as 2021.
•Approximately 74% of expected 2021 oil production hedged at an average swap price of $42/bbl WTI.
•Oasis has proactively secured alternative outlets for approximately one-third of its expected April through September Williston crude to mitigate risk associated with any potential Dakota Access Pipeline (DAPL) disruption.
•E&P Cash G&A was reduced to a run-rate of $49MM in May of 2020, and the Company currently expects to further reduce it to $42MM-45MM in 2021. Exiting 2021, Oasis plans to be below $37MM on a run-rate basis.

E&P Metrics(1)	2021 Range
Production (MBoepd)(2)	57 - 60
Financial Metrics
Differential to NYMEX WTI ($ per bbl)	$2.00 - $3.00
Natural gas realized price (as a % of Henry Hub)	~100%
LOE ($ per Boe)	$9.50 - $10.50
MT&G ($ per Boe)	$4.00 - $4.25
E&P Cash G&A ($ in millions)(3)	$42 - $45
Production taxes (% of oil and gas revenues)	7.2% - 7.4%
CapEx Plan ($ in millions)
E&P & Other CapEx(4)	$225 - $235
Midstream CapEx attributable to Oasis	6 - 8
Total Oasis E&P & Other CapEx and Midstream attributable to Oasis(5)	$231 - $243
Cash interest ($ in millions)	$9 - $10
Cash taxes ($ in millions)	$14 - $26
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(1)E&P only metrics are a non-GAAP financial measure reflecting the underlying E&P business (assumes no midstream ownership). Further detail can be found within the appendix of the Company’s investor presentation on our website at www.oasispetroleum.com. Midstream Cash Flow Attributable to Oasis can be found in the table below.
(2)Average oil production percentage of approximately 66% in 2021.
(3)E&P Cash G&A represents general and administrative expenses less non-cash equity-based compensation expenses and other non-cash charges included in the Company’s exploration and production segment.
(4)Other CapEx includes administrative capital and excludes capitalized interest of approximately $6MM.
(5)Excludes midstream capital funded by OMP.

Midstream Cash Flow Attributable to Oasis

		EBITDA
DevCo	OAS Ownership	1Q21 Net to OAS	2021 Net to OAS
Bobcat DevCo	64.7%	$16 - 20	$69 - 71
Beartooth DevCo	30.0%	$2 - 3	$12 - 13
Total		$18 - 23	$81 - 84
Additionally, OAS owns 22.8MM units of OMP and Incentive Distribution Rights. OMP declared a distribution of $0.54 per unit today, which was flat quarter over quarter. Assuming the distribution from OMP stays flat for 2021, OAS will received approximately $49MM in LP distributions and $4MM in GP distributions in 2021.
South Nesson Dedication to OMP
Oasis Petroleum has approved an expansion of its dedication to OMP in South Nesson to now include crude oil and produced water services. OMP already received the dedication for natural gas gathering and processing as well as gas lift in 2019, and OMP expects volumes under each service offering to flow in 2022. South Nesson is located between Johnson’s Corner and OMP’s gas plant complex, and is one of Oasis Petroleum’s top operating areas. As part of the arrangement, Oasis Petroleum agreed to assign to Bighorn DevCo, which is 100% owned by OMP, certain assets in Bobcat DevCo specifically built to support both existing third-party customers in South Nesson and future development for Oasis Petroleum. All future assets for the South Nesson project will be built at Bighorn DevCo and all future revenue from Oasis Petroleum and third parties in South Nesson will accrue to Bighorn DevCo.
Balance Sheet and Liquidity
The following table depicts the Company’s key balance sheet statistics and liquidity. Debt is calculated in accordance with respective credit facility definitions. The debt held at Oasis and OMP is not cross-collateralized and guarantors under the Oasis Credit Facility are not responsible for OMP debt.

YE20 ($ in millions)	OAS	OMP	Consolidated
Borrowing Base	$575.0	$575.0	$1,150.0
Borrowings under revolver	260.0	450.0	710.0
LCs	6.8	—	6.8
Total revolver exposure	266.8	450.0	716.8
Other debt	5.4	3.0	8.4
Total debt	272.2	453.0	725.2
Cash	15.1	5.1	20.2
Liquidity	323.3	130.1	453.4
Dividend Declaration
Oasis declared a $0.375 per share dividend for the fourth quarter of 2020 ($1.50/share annualized) for shareholders of record as of March 8, 2021, payable on March 22, 2021.
Hedging Activity
As of February 24, 2021, the Company had the following outstanding commodity derivative contracts, which settle monthly and are priced off of WTI for crude oil and NYMEX Henry Hub for natural gas:

	1H21	2H21	1H22	2H22	2023
Crude Oil (Volume in MBopd)
Fixed Price Swaps
Volume	29.0	29.0	19.0	19.0	14.0
Price ($ per Bbl)	$42.09	$42.09	$42.74	$42.74	$43.68
Two-Way Collars
Volume	—	3.0	3.0	—	—
Floor ($ per Bbl)	$—	$45.00	$45.00	$—	$—
Ceiling ($ per Bbl)	$—	$63.82	$63.82	$—	$—
Total Crude Oil Volume	29.0	32.0	22.0	19.0	14.0

Natural Gas (Volume in MMBtupd)
Fixed Price Swaps
Volume	40,000.0	40,000.0	30,000.0	—	—
Price ($ per Btu)	$2.84	$2.84	$2.82	$—	$—
Total Natural Gas Volume	40,000.0	40,000.0	30,000.0	—	—
The December 2020 crude oil derivative contracts settled at a net $0.4MM paid in January 2021 and will be included in the Company’s 1Q21 derivative settlements.

Net Proved Reserves
The Company's estimated net proved reserves and related PV-10 at December 31, 2020 (“YE20”) are based on reports prepared by DeGolyer and MacNaughton, independent reserve engineers. In preparing its reports, DeGolyer and MacNaughton evaluated properties representing all of the Company’s PV-10 at YE20 in accordance with rules and regulations of the Securities and Exchange Commission applicable to companies involved in crude oil and natural gas producing activities. The following reserve information does not give any effect to or reflect Oasis’s commodity hedges and utilizes an average NYMEX WTI crude oil price of $39.54 per barrel and an average natural gas price of $2.03 per MMBtu. These prices were adjusted by lease for quality, transportation fees, geographical differentials, marketing bonuses or deductions and other factors affecting the price received at the wellhead. All of the Company’s estimated proved undeveloped reserves at YE20 are expected to be developed within five years. Oasis’s estimated net proved crude oil and natural gas reserves at YE20 were 182.5 million barrels of oil equivalents (“MMBoe”) and consisted of 119.8 million barrels of crude oil and 376.2 billion cubic feet of natural gas. The table below summarizes the Company's estimated net proved reserves and related PV-10 at YE20:

	December 31, 2020
	Net Estimated Reserves (MMBoe)	PV-10 (in millions)
Proved Developed	129.2	$936.9
Proved Undeveloped	53.3	178.1
Total Proved	182.5	$1,115.0

PV-10 is a non-GAAP financial measure and generally differs from Standardized Measure, the most directly comparable GAAP financial measure, because it does not include the effect of income taxes on discounted future net cash flows.
Conference Call Information
Investors, analysts and other interested parties are invited to listen to the conference call:

Date:	Thursday, February 25, 2021
Time:	10:00 a.m. Central Time
Live Webcast:	https://www.webcaster4.com/Webcast/Page/1052/39882
OR:
Dial-in:	888-317-6003
Intl. Dial in:	412-317-6061
Conference ID:	1269252
Website:	www.oasispetroleum.com
A recording of the conference call will be available beginning at 12:00 p.m. Central Time on the day of the call and will be available until Wednesday, March 4, 2021 by dialing:

Replay dial-in:	877-344-7529
Intl. replay:	412-317-0088
Replay code:	10152152
The conference call will also be available for replay for approximately 30 days at www.oasispetroleum.com.
Contact:
Oasis Petroleum Inc.
Douglas E. Brooks, Chief Executive Officer and Board Chair
Michael H. Lou, Chief Financial Officer and Executive Vice President
Bob Bakanauskas, Director, Investor Relations
(281) 404-9600

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the expectations of plans, strategies, objectives and anticipated financial and operating results of the Company, including the Company’s drilling program, production, derivatives activities, capital expenditure levels and other guidance included in this press release. These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include, but are not limited to, changes in crude oil and natural gas prices, weather and environmental conditions, the timing of planned capital expenditures, availability of acquisitions, uncertainties in estimating proved reserves and forecasting production results, operational factors affecting the commencement or maintenance of producing wells, the condition of the capital markets generally, as well as the Company’s ability to access them, the proximity to and capacity of transportation facilities, and uncertainties regarding environmental regulations or litigation and other legal or regulatory developments affecting the Company’s business and other important factors that could cause actual results to differ materially from those projected as described in the Company’s reports filed with the Securities and Exchange Commission.
Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.
About Oasis Petroleum Inc.
Oasis Petroleum, Inc. is an independent exploration and production company with quality and sustainable long-lived assets in the Williston and Delaware Basins. The Company is uniquely positioned with a best-in-class balance sheet and is focused on rigorous capital discipline and generating free cash flow by operating efficiently, safely and responsibly to develop its unconventional onshore oil-rich resources in the continental United States. For more information, please visit the Company's website at www.oasispetroleum.com.